EXHIBIT 4.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955-After issuance of Class or Series)

1.  Name of corporation:

NANOVIRICIDES, INC.

2.  Stockholder approval pursuant to statute has been obtained.

3.  The class or series of stock being amended: SERIES B CONVERTIBLE PREFERRED STOCK
.
4.  By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

6.           Conversion.

(a)          Commencing on the date of execution of this Certificate of Designation and every fourteenth (14th) day thereafter (or, if such day is not a Trading Day, then the first day thereafter that is a Trading Day) (each, a “Conversion Date”), 40,000 shares of Series B Preferred Stock (or such lesser number of Shares that remains unconverted (or such other number as may be agreed upon by the Purchaser and the Company in amounts of 5,000 shares) shall be automatically converted into shares of Common Stock, of the Company, subject to the conditions to conversion set forth herein and in accordance with Section 6(c) below.

5.  Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

6.   Signature: (required)

X /s/ Anil R. Diwan,
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 3-6-09